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                                                                   EXHIBIT 10(k)



January 18, 1996


Admiral William A. Owens, USN
Vice Chairman of the Joint Chiefs of Staff
Quarters 8
Fort Myer, VA 22211

Dear Bill:

Based upon our discussions, I am pleased to offer you a position in the senior management of Science Applications International Corporation (SAIC) commencing March 4, 1996. You will be reporting to me in our San Diego office at a weekly starting salary of $6,730.77 which is equivalent to a rate of $350,000 per year.

At our January 12, 1996, Board of Directors meeting, you were elected as a Class III Director and Vice Chairman of the Board effective March 4, 1996. As a Class III Director, your term of office will continue through July 12, 1996, when we have our annual stockholders meeting. Your name will be placed in nomination at that time for a three-year term of office.

Initially, I would like you to work with me and other senior managers to determine the future strategic business direction of the Company, and to develop and execute tactical plans to build the Company's business in key areas. Specifically, I look forward to your playing a major role in expanding our overseas business and in coordinating internally our joint military activities. In the latter undertaking, our Military Policy and Operations Research Group will be available to assist you. You will also assist me in organizing the Company's structure to best service our customers, and to provide career recognition to our key managers and employees.

As a senior Manager and Board member, you will also participate in our Executive Bonus Compensation Plan. The program provides bonus compensation to our Executive Managers based on performance. Your minimum annual bonus for the first three years of your employment will be $350,000, with the first payment made in April 1996. With respect to the first bonus payment, $300,000 of the bonus payment will be deferred pursuant to the terms of the SAIC Executive Deferred Stock Compensation Plan.

Your base salary of $350,000 per year and your minimum annual bonuses of $350,000 are guaranteed for the first three years of your employment ending February 28, 1999. These payments totaling $2,100,000 are guaranteed unless you decide to terminate your employment with the Company, or are terminated for cause. In the event you are terminated at the end of your first three years of employment with the Company, your SAIC stock will be repurchased. For purposes of this cash repurchase, the Company will treat all unvested options and stock that you hold as fully vested on the date of your termination; with the exception of unvested shares



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William A. Owens
Page 2
January 18, 1996



granted under the Management Stock Compensation Plan. For purposes of this agreement, termination for cause is defined as an action by you which involves willful misfeasance or gross negligence in connection with the performance of your assigned duties, or conviction of a criminal offense. I assume your discussions with Steve Rabb have familiarized you with the Company's fringe benefit programs. In addition, you will receive the following executive benefits from the Company.

               Twenty vacation days per year

               Automobile allowance of $825 per month plus reasonable operating expenses

               Reimbursement for reasonable travel and entertainment expenses

               Reimbursement for membership in two social clubs approved by me

               Reimbursement for reasonable relocation expenses incurred in your move to San Diego

As we have discussed, I will review and approve on a case by case basis, certain outside activities which will benefit SAIC, such as speaking engagements and directorships, and you will be allowed to retain payments for these services assuming SAIC is not charged for your time and reimbursed for all expenses incurred related to these activities.

In addition, your employment is contingent upon the following documents being completed, signed, and returned on your first day of work:

               Invention, Copyright and Confidentiality Agreement

               Education Summary and Pre-Employment Statement

               Mutual Agreement to Arbitrate Claims

               Standards of Business Ethics and Conduct Certification

               Employment Eligibility Certification (I-9) (w/required documents)

SAIC has a strong policy against employee use of illegal drugs and substance abuse. As discussed, your employment offer is contingent upon your successfully passing a medical laboratory screen for illegal drugs. Although the use of illegal drugs or substances can be cause for termination should you become employed by SAIC, it is understood that you or the Company may terminate this employment relationship at any time with or without cause or notice.



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William A. Owens
Page 3
January 18, 1996



This employment offer is effective through February 10, 1996, and contingent upon your having provided me with a copy of a letter from the Department of Defense's Designated Agency Ethics Official which states that the terms of this offer are consistent with and permitted by all applicable statutes and regulations. I request that you indicate your acceptance by signing the enclosed duplicate employment offer letter, and returning it and the letter from the Department of Defense's Designated Agency Ethics Official to my attention. If you have any questions, feel free to call me at (619) 546-6658 or Dan Baldwin at
(619) 546-6338. The terms of this offer letter are to be considered strictly confidential and are not to be discussed with anyone other than Department of Defense officials without the express permission of Science Applications International Corporation.

We look forward to your early acceptance of this offer and to a mutually rewarding association.

Sincerely,

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION


S/ J.R. BEYSTER
----------------------------
J.R. Beyster
Chairman and CEO




           I accept the terms and conditions of this employment offer.




S/ WILLIAM A. OWENS                                       January 20, 1996
-------------------                                       ----------------
(Name)                                                    (Date)



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                                                                   EXHIBIT 10(l)

                        AMENDMENT TO EMPLOYMENT AGREEMENT

        THIS AMENDMENT is entered into on March 30, 1998, by and between Science Applications International Corporation ("SAIC") and William A. Owens ("Owens").

        WHEREAS, SAIC and Owens have heretofore entered into an employment agreement dated January 18, 1996, (the "Employment Agreement") which provided for a three-year term of employment ending February 28, 1999; and

        WHEREAS, the Employment Agreement also provided certain remedies for Owens in the event he was terminated without cause on or before the end of the three-year term of employment; and

        WHEREAS, SAIC and Owens have agreed that, with the decision of SAIC's founder to remain active for an additional two years and in the absence of specific assurances of Owens becoming SAIC's Chief Executive Officer in the near term, it is not in either party's interests to extend the term of Owens' employment beyond February 28, 1999; and

        WHEREAS, the parties believe it is in their best interests to effect an orderly transition upon the termination of the term of the Employment Agreement and set forth herein any remaining obligations, other than those related to the protection of SAIC's trade secrets and other proprietary materials, relating to Owens' employment by SAIC;

        NOW THEREFORE, in consideration of the foregoing, and the mutual promises and covenants set forth below, SAIC and Owens agree to amend the Employment Agreement by adding the following terms:

        1. On or about March 30, 1998, SAIC and Owens will issue a joint press release to the effect that, based upon the plans by SAIC's Chief Executive Officer to continue his term of office for an additional two-year period, Owens has elected to seek employment elsewhere, as he had joined SAIC with the expectation that its Chief Executive Officer would have elected to retire by this time.

        2. Owens will submit his resignation as Vice Chairman and a member of the SAIC Board of Directors effective as of April 9, 1998, and as President & Chief Operating Officer effective as of June 1, 1998, but will continue as a regular full-time employee under the terms set forth below.

        3. During the period of March 24, 1998, through August 1, 1998, Owens will work with SAIC's management to transition his responsibilities, but he will also be free to seek alternative employment if it does not unreasonably interfere with the orderly transition of his responsibilities.

        4. Beginning on August 1, 1998, and continuing through August 1, 1999, Owens will be free to expend his full time and energies in search of alternative employment. During said period, and the preceding four-month period, the Company will provide office space and the support of an administrative assistant to the extent that Owens needs such services in connection with his employment search. In connection with Owens' employment search, SAIC's executive officers agree to provide positive employment references, or to refer any such inquiries to the Chairman of SAIC's Board of Directors, who will provide positive employment references, and



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further agree not to otherwise disparage Owens to any third party.

        5. Regardless of whether Owens has accepted or has begun employment elsewhere, until August 1, 1999, Owens will continue to be paid his salary of $33,333 per month (payable in biweekly installments, less taxes and other applicable withholdings) and continue to receive comprehensive leave accruals, medical and dental benefits, and retirement plan contributions in accordance with the tems and conditions of such plans and programs. Owens will also be eligible to receive a pro rata bonus for his efforts during the period of February 1, 1998, through August 1, 1998, in an amount not to exceed 50% of his salary for said period. In the event that Owens has secured another position prior to August 1, 1999, he may elect to receive the continuing salary described above as a lump sum payment, less applicable taxes and other withholdings. If Owens makes such an election, SAIC will no longer be responsible for providing comprehensive leave, medical and dental benefits, and retirement plan contributions described above.

        6. SAIC will pay Owens the sum of $140,000 to compensate Owens for the closing costs, commissions, tax payments, and any loss associated with the sale of his personal residence. This amount will be payable on August 1, 1998.

        7. On February 1, 1999, with the exception of unvested shares granted under the Management Stock Compensation Plan, all of Owens' unvested SAIC Class A Common Stock and options to acquire such stock, will become fully vested. On or before February 28, 1999, at Owens election, he will be allowed to exercise any outstanding options he may have to acquire shares of SAIC Class A Common Stock (Owens currently has options to acquire 95,000 shares) and, provided that Owens does not disparage SAIC or its executive officers or recruit SAIC employees, SAIC will allow him to retain the stock realized as option proceeds as well as any other shares of SAIC Class A Common Stock that he may own at the time for up to five years under the terms of a contract attached hereto and identified as Exhibit I.

        8. Owens will remain affiliated with SAIC, provided that Owens does not disparage SAIC or its executive officers or recruit SAIC employees, until he reaches the age of 59-1/2 in order to respond to any questions that SAIC management may have with respect to matters which may have been under his purview, provided that any such inquiries do not interfere with his then current employment or involve an unreasonable amount of time. The payments and benefits provided to Owens herein shall be the compensation for such services. As a result of his continuing affiliation with and services to SAIC, Owens will be able to remain a participant in SAIC's Key Executive Deferred Stock Compensation Plan until he reaches the age of 59-1/2, at which time he will begin receiving the ten-year distribution of the amounts he has deferred into the Key Executive Deferred Stock Compensation Plan in accordance with the terms of such plan.

        9. All account balances that Owens may have in SAIC's Management Stock Compensation Plan, Stock Compensation Plan, Profit Sharing Retirement Plan, CODA, and Employee Stock Retirement Plan will be governed by the terms of said plans.

        10.This Amendment is a complete statement of all agreements and understandings of the parties with respect to the rights and obligations which Owens and SAIC have to each other with respect to Owens' employment and the termination of that employment. Notwithstanding the preceding sentence, the continuing obligations that Owens may have to SAIC to protect its trade secrets and other proprietary materials under separate agreements with SAIC and SAIC's obligations of indemnity to Owens under its Certificate of Incorporation and Bylaws shall not be extinguished by this Amendment. Upon the performance by SAIC of its obligations to Owens under this Amendment, SAIC shall have no further obligation or liability to Owens.



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        IN WITNESS WEHREOF, the parties hereto have executed this agreement effective on the date first above written.



SCIENCE APPLICATIONS
INTERNATIONAL CORPORATION                            WILLIAM A. OWENS


By:  S/ J.ROBERT BEYSTER                             S/ WILLIAM A. OWENS
   -------------------------------                   -------------------
        J. Robert Beyster
        Chairman & CEO



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
                                                                       Exhibit I



                             ALUMNI STOCK AGREEMENT


        This ALUMNI Stock Agreement ("Agreement") dated March 30, 1998 is made by and between William A. Owens ("ALUMNI") and Science Applications International Corporation, a Delaware corporation ("SAIC").

                                    RECITALS

        WHEREAS, ALUMNI was employed by SAIC until February 28, 1999 (the "Termination Date"); and

        WHEREAS, pursuant to Article IV of SAIC's Certificate of Incorporation, SAIC has the right to repurchase all shares of SAIC Class A Common Stock owned by ALUMNI or affiliated with ALUMNI's account which were issued after October 1, 1981 and all shares of SAIC Class A Common Stock which ALUMNI has the right to obtain pursuant to SAIC's benefit plans, option agreements or other contractual agreements at the time ALUMNI terminated ALUMNI's employment with SAIC (the "ALUMNI Shares") at the Formula Price in effect on the Termination Date; and

        WHEREAS, pursuant to Article IV of SAIC's Certificate of Incorporation, in order to exercise its right to repurchase the ALUMNI Shares, SAIC must provide written notice to ALUMNI at ALUMNI's address of record within sixty (60) days after the Termination Date; and

        WHEREAS, the parties hereto desire to extend the time of SAIC's right to repurchase the ALUMNI Shares until sixty (60) days after the five year anniversary of the Termination Date;

        NOW, THEREFORE, the parties agree as follows:

        1. SAIC's right to repurchase the ALUMNI Shares shall be extended to sixty (60) days after the five year anniversary of the Termination Date; provided however that, if ALUMNI disparages SAIC or its executive officers, or recruits SAIC employees, SAIC's rights of repurchase may be exercised at any time upon sixty (60) days notice of the Formula Price in effect on the date of the notice.

        2. In the event SAIC elects to exercise its right to repurchase the ALUMNI Shares, SAIC shall provide written notice to ALUMNI at ALUMNI's address of record within sixty (60) days after the five year anniversary of the Termination Date.

        3. Such right of repurchase shall be at the Formula Price in effect on the five year anniversary of the Termination Date.



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        4. Payment for the repurchase of the ALUMNI Shares will be made by corporate check. ALUMNI agrees to provide SAIC with the share certificates representing the ALUMNI Shares, or with a Lost Certificate Affidavit for the ALUMNI Shares.

        5. This Agreement constitutes the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto.

        6. This Agreement shall be deemed to have been entered into in the State of California, and all questions of the validity, interpretation, or performance of any of its terms or of any rights or obligations of the parties to this Agreement shall be governed by California law.

        7. Subject to applicable law, this Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

"SAIC"                                      SCIENCE APPLICATIONS
                                            INTERNATIONAL CORPORATION

                                            By:   /s/ J. D. HEIPT
                                                  -----------------------------
                                                  J. D. Heipt
                                                  Senior Vice President
                                                  for Administration


"ALUMNI"                                    /s/ WILLIAM A. OWENS
                                            ------------------------------------
                                            Signature

                                            William A. Owens
                                            ------------------------------------
                                            Printed Name



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